Exhibit 99.1

Imation Reports First Quarter 2015 Financial Results

Storage and Security Solutions continues to deliver year-over-year growth

Expects to provide an update on review of strategic alternatives in coming weeks

OAKDALE, Minn.--(BUSINESS WIRE)--May 6, 2015--Imation Corp. (NYSE:IMN) today released financial results for the first quarter ended March 31, 2015.

Q1 Overview

For the first quarter of 2015, Imation reported net revenue of $155.4 million, down 13.1 percent from Q1 2014, an operating loss from continuing operations of $13.0 million, including special charges of $1.2 million, diluted loss per share from continuing operations of $0.35 and a cash balance of $96.2 million. The decline in revenue is attributed to a decline of $23.5 million in the legacy Consumer Storage Media business and foreign currency exchange rates, which negatively impacted Q1 2015 revenues by 6.5 percent, or $11.7 million, compared to Q1 2014.

Imation’s Chief Executive Officer Mark Lucas commented, “We are highly encouraged that our efforts to transform Imation into a global leader in data storage and security are working as demonstrated by the greater than 20 percent revenue growth in our combined Nexsan™ and IronKey™ portfolios. The strategic investments we have made in our priority growth businesses have strengthened the pillars of our Tiered Storage and Security Solutions (TSS) segment, which serves as the foundation for profitable growth over the long term. Bolstering our sales and engineering teams has allowed us to introduce and market new, higher margin products that have been well received by a variety of customers, including Fortune 100 companies and large government agencies in the United States and abroad. As a result of these initiatives, during the first quarter, we saw continued positive sales momentum in our Storage and Security Solutions portfolio with year-over-year growth. We anticipate our Consumer Storage & Accessories (CSA) segment will continue to produce strong cash flows to fund the continued growth of our TSS segment.”

Lucas continued, “While we execute on our strategic plan, we also continue to work with our financial adviser, Houlihan Lokey, in exploring all potential strategic alternatives to maximize shareholder value. We are very pleased with the progress to date and the alternatives that have surfaced through this fulsome process, and we look forward to sharing the results and our recommendations when the evaluation is complete in the coming weeks.”

Business Segment Overview

Lucas said, “Further penetrating higher growth markets where we can bring our enterprise class commercial storage solutions to customers remains a top priority. Our IronKey mobile security products continue to benefit from the growing demand for BYOD (bring your own device) solutions, with hundreds of new customer deployments of our Windows To Go solutions, and the introduction of the IronKey S1000, a secure USB 3.0 flash drive, during the quarter. Our PC on a Stick™ product line incorporates our patented technology, is Microsoft certified and supported, and allows enterprises to offer Microsoft Windows technology on a secure flash drive. We have had successful results with large enterprises for use with Microsoft Windows 8 and 8.1. We believe Microsoft’s expected release of Windows 10 later this year will be a catalyst for driving our PC on a Stick revenues.”

During the quarter, Imation continued to gain traction in its storage solutions business with the global rollout of its Assureon® product family and the successful launch of the NST™ 4000. Furthermore, Imation saw increased demand for its storage solutions in a number of key industry verticals, including media & entertainment, healthcare and video surveillance. Imation also strengthened its data security solutions portfolio by introducing Secure Data Movement Architecture™, or SDMA™. This innovative product provides organizations a holistic approach to actively manage their high-value data files and protect them from tampering, destruction, loss or leakage through their entire lifecycle. SDMA empowers end users to manage their own policy for protecting their high-value data in addition to enabling organizational control and management policies.

Lucas continued, “The improved strength in our storage and security businesses drove an overall increase in our TSS segment sales and margins, underscoring that our strategic plan is yielding results. In our CSA segment, we continue to manage the secular decline in our legacy media business to generate meaningful cash flow. Additionally, we continue to introduce new consumer storage products, including the LINKTM Power Drive, our first mobile storage product that provides additional storage and power for iOS compatible devices. The new additions to our product portfolio have been well received since debuting earlier this year at the Consumer Electronics Show. For all these reasons, and as a result of the other steps we have taken to transform the Company, we believe Imation is positioned to deliver substantial growth and shareholder value.”

Detailed Q1 2015 Analysis

The following financial results are for continuing operations for the current and prior periods unless otherwise indicated. See Tables Five and Six for a description of non-GAAP financial measures.

Net revenue for Q1 2015 was $155.4 million, down 13.1 percent from Q1 2014. From a segment perspective, TSS grew 1.6 percent and CSA declined 24.8 percent. Within the TSS segment, Storage and Security Solutions grew year-over-year by 17.5 percent, partly offset by Commercial Storage Media declines of 6.8 percent. The growth in Storage and Security Solutions was due to both our Nexsan hybrid storage and IronKey mobile security solutions portfolios. Commercial Storage Media only had single digit percentage revenue declines compared to double digit declines in Q1 2014. CSA revenue decreased due to the ongoing declines in optical media products, which were in line with industry trends, along with negative foreign currency impacts. Foreign currency exchange rates negatively impacted total Q1 2015 revenues by 6.5 percent compared to Q1 2014.

Gross margin for Q1 2015 was 21.9 percent, 3.1 percentage points better than Q1 2014. CSA gross margin was 23.7 percent, up from 19.3 percent in Q1 2014 primarily driven by the reversal of a $2.8 million accrual for copyright levies as a result of a favorable court ruling in Germany. TSS gross margin for Q1 2015 was 20.2 percent, up from 18.3 percent in Q1 2014 driven by higher margins in our Storage and Security Solutions business which reflects our focus on increasing gross margins as part of our strategic transformation.

Selling, general and administrative expenses in Q1 2015 were $41.0 million, down $2.4 million compared with Q1 2014 expenses of $43.4 million due to lower spending and currency impacts. During 2013 and 2014 we have reduced legacy operating costs by $103.0 million.

Research and development (R&D) expenses in Q1 2015 were $4.8 million, up from $4.3 million in Q1 2014, which reflects the Company’s increased investment in higher margin projects in Storage and Security Solutions. The Company continued to invest in new product development in its priority businesses and has aggressively reduced R&D expense associated with legacy media products.

Special charges were $1.2 million in Q1 2015 compared to special charges of $2.1 million in Q1 2014. Special charges in Q1 2015 were primarily related to severance charges.

Operating loss from continuing operations was $13.0 million in Q1 2015 compared with an operating loss of $16.1 million in Q1 2014. Excluding the impact of special charges described above, adjusted operating loss would have been $11.8 million in Q1 2015 compared with adjusted operating loss on the same basis of $14.0 million in Q1 2014 (see Tables Five and Six for non-GAAP measures).

Income tax expense was $0.1 million in Q1 2015 compared with no income tax expense in Q1 2014. The Company maintains a valuation allowance related to its U.S. deferred tax assets and, therefore, no tax expense or benefit was recorded related to its U.S. results in either period.

Discontinued operations had no effect in Q1 2015 compared with a loss of $0.7 million (after-tax) in Q1 2014. Discontinued operations include both the results of the XtremeMac™ and Memorex™ consumer electronics businesses which were sold.

Loss per diluted share from continuing operations was $0.35 in Q1 2015 compared with a loss per diluted share of $0.41 in Q1 2014. Excluding the impact of special items, adjusted loss per diluted share would have been $0.32 in Q1 2015 compared with a loss per diluted share of $0.36 in Q1 2014 (see Tables Five and Six for non-GAAP measures).

Cash and cash equivalents balance was $96.2 million as of March 31, 2015, down $18.4 million during the quarter, in line with expectations. The anticipated decline in cash balance reflects the ongoing investment in Storage and Security Solutions growth initiatives and seasonal working capital changes and payments, as well as currency impacts. Imation repurchased approximately 157,000 shares of common stock for $0.7 million during the quarter.

Webcast and Replay Information

A teleconference is scheduled for 9:00 AM Central Time today, May 6, 2015, and will be available on the Internet on a listen-only basis at www.ir.Imation.com or www.streetevents.com. The Company's quarterly financial results will be discussed.

A taped replay of the teleconference will be available beginning at 12:30 PM Central Time on May 6, 2015, until 11:00 PM Central Time on May 15, 2015, by dialing 855-859-2056 or 404-537-3406 (conference ID 22708755). All remarks made during the teleconference will be current at the time of the teleconference, and the replay will not be updated to reflect any subsequent developments.

Description of Tables

Table One - Consolidated Statements of Operations

Table Two - Consolidated Balance Sheets

Table Three - Supplemental Segment and Product Information

Table Four - Additional Information

Table Five - Non-GAAP Financial Measures

Table Six - Non-GAAP Financial Measures

Non-GAAP Financial Measures

The non-GAAP financial measurements (adjusted gross margin, adjusted operating income (loss), adjusted earnings (loss) per diluted share, EBITDA and adjusted EBITDA) are provided as a supplement and should not be construed as an alternative to any GAAP measure of performance or liquidity (see Tables Five and Six). Management believes this will assist investors in making an evaluation of Imation's performance and will assist in understanding the impact of certain items on Imation’s actual results of operations when compared to prior periods. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

About Imation Corp.

Imation (NYSE: IMN) is a global data storage and data security company. Our products and solutions help organizations and individuals store, manage and protect their digital content. Imation’s Storage and Security portfolio includes Nexsan high-density, archive and solid-state optimized unified hybrid storage solutions; IronKey mobile security solutions that address the needs of professionals for secure data transport and mobile workspaces; and consumer storage solutions, audio products and accessories sold under the Imation, Memorex and TDK Life on Record brands. Imation reaches customers in more than 100 countries through a powerful global distribution network. For more information, visit www.imation.com.

Risk and Uncertainties

Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include various factors set forth from time to time in our filings with the Securities and Exchange Commission including the following: Our ability to successfully implement our strategy; our ability to grow our business in new products with profitable margins and the rate of revenue decline for certain existing products; our ability to meet future revenue growth, gross margin and earnings targets; the ability to quickly develop, source, introduce and deliver differentiated and innovative products; our potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; our ability to successfully implement restructuring plans; foreign currency fluctuations; the ready availability and price of energy and key raw materials or critical components including the effects of natural disasters and our ability to pass along raw materials price increases to our customers; continuing uncertainty in global and regional economic conditions; our ability to identify, value, integrate and realize the expected benefits from any acquisition which has occurred or may occur in connection with our strategy; the possibility that our goodwill and intangible assets or any goodwill or intangible assets that we acquire may become impaired; the ability of our security products to withstand cyber-attacks; the loss of a major customer, partner or reseller; changes in European law or practice related to the imposition or collectability of optical levies; the seasonality and volatility of the markets in which we operate; significant changes in discount rates and other assumptions used in the valuation of our pension plans; changes in tax laws, regulations and results of inspections by various tax authorities; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the outcome of any pending or future litigation and patent disputes; our ability to access financing to achieve strategic objectives and growth due to changes in the capital and credit markets; limitations in our operations that could arise from compliance with the debt covenants in our credit facilities; our ability to retain key employees; increased compliance with changing laws and regulations potentially affecting our operating results; failure to adequately protect our information systems from cyber-attacks; the effect of the announcement of our review of strategic alternatives; the effect of the proxy contest for the election of directors at our annual meeting and other activist shareholder activities; and the volatility of our stock price due to our results or market trends.

Imation, Nexsan, IronKey, Assureon, NST, LINK, Secure Data Movement Architecture, SDMA and Memorex are trademarks of Imation Corp. TDK Life on Record is used under a trademark license from TDK Corporation. All other trademarks are the property of their respective owners.

Table One

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)
	Three Months Ended
	March 31
	2015	2014
Net revenue	$155.4	$178.9
Cost of goods sold	121.4	145.2
Gross profit	34.0	33.7

Operating expense:
Selling, general and administrative	41.0	43.4
Research and development	4.8	4.3
Restructuring and other	1.2	2.1
Total	47.0	49.8

Operating loss from continuing operations	(13.0)	(16.1)

Other (income) expense:
Interest income	(0.1)	(0.1)
Interest expense	0.6	0.6
Other, net expense	0.8	0.2
Total	1.3	0.7

Loss from continuing operations before income taxes	(14.3)	(16.8)

Income tax provision	0.1	-

Loss from continuing operations	(14.4)	(16.8)

Discontinued operations:
Loss on sale of discontinued businesses, net of income taxes	-	(0.5)
Loss from discontinued businesses, net of income taxes	-	(0.2)
Loss from discontinued operations	-	(0.7)

Net loss	$(14.4)	$(17.5)

Loss per common share - basic:
Continuing operations	$(0.35)	$(0.41)
Discontinued operations	-	(0.02)
Net loss	(0.35)	(0.43)

Loss per common share - diluted:
Continuing operations	$(0.35)	$(0.41)
Discontinued operations	-	(0.02)
Net loss	(0.35)	(0.43)

Weighted average shares outstanding:
Basic	41.0	40.8
Diluted	41.0	40.8

Table Two

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$96.2	$114.6
Accounts receivable, net	109.3	134.4
Inventories	62.9	57.7
Other current assets	32.3	32.7

Total current assets	300.7	339.4

Property, plant and equipment, net	43.5	45.0
Intangible assets, net	54.2	57.9
Goodwill	36.1	36.1
Other assets	18.3	20.8

Total assets	$452.8	$499.2

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$92.2	$95.5
Short-term debt	20.1	18.9
Other current liabilities	77.9	98.2

Total current liabilities	190.2	212.6

Other liabilities	42.1	45.8

Total liabilities	232.3	258.4
Commitments and contingencies
Shareholders' equity	220.5	240.8

Total liabilities and shareholders' equity	$452.8	$499.2

Table Three

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Three months ended		Three months ended
	March 31,		March 31,
	2015		2014		% Change
	Revenue	% Total	Revenue	% Total
Consumer Storage and Accessories
Consumer Storage Media	$66.0	42.5%	$89.5	50.0%	-26.3%
Audio and Accessories	9.2	5.9%	10.5	5.9%	-12.4%
Total Consumer Storage and Accessories	75.2	48.4%	100.0	55.9%	-24.8%
Tiered Storage and Security Solutions
Commercial Storage Media	47.9	30.8%	51.4	28.7%	-6.8%
Storage and Security Solutions	32.3	20.8%	27.5	15.4%	17.5%
Total Tiered Storage and Security Solutions	80.2	51.6%	78.9	44.1%	1.6%
Total	$155.4	100.0%	$178.9	100.0%

	Operating Income		Operating Income
	(Loss)	OI %	(Loss)	OI %
Consumer Storage and Accessories	$3.9	5.2%	$4.1	4.1%	-4.9%
Tiered Storage and Security Solutions	(6.5)	-8.1%	(8.8)	-11.2%	-26.1%
Corp/Unallocated (1)	(10.4)	NM	(11.4)	NM	-8.8%
Total operating loss from continuing operations	$(13.0)	-8.4%	$(16.1)	-9.0%

	Gross Margin		Gross Margin

Consumer Storage and Accessories	23.7%		19.3%
Tiered Storage and Security Solutions	20.2		18.3
Total	21.9%		18.8%

NM - Not Meaningful

(1) Corporate and unallocated amounts may include depreciation and amortization expense, litigation settlement expense, goodwill impairment, intangible impairments, corporate expense, inventory write-offs related to our restructuring programs and restructuring and other expenses which are not allocated to the segments. We believe the presentation of these items in Corporate and Unallocated avoids distorting the operating income for our segments.

Table Four

IMATION CORP.
ADDITIONAL INFORMATION
(Dollars in millions)
(Unaudited)
	Three Months Ended
	March 31
Cash and Cash Flow Information	2015	2014

Cash and cash equivalents - end of period	$96.2	$126.2
Capital spending	$0.8	$1.0
Depreciation	$2.1	$2.3
Amortization	$3.3	$3.2

Asset Utilization Information *
	March 31	December 31
	2015	2014

Days Sales Outstanding (DSO)	55	55
Days of Inventory Supply	49	44
Debt to Total Capital	8.4%	7.3%

Other Information

Approximate employee count as of March 31, 2015:		900
Approximate employee count as of December 31, 2014:		910
Book value per share as of March 31, 2015:		$5.38
Shares used to calculate book value per share (millions):		41.0
Imation repurchased approximately 157,000 shares of its stock during the first quarter of 2015 for $0.7 million.

* These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

Table Five

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2015			March 31, 2014
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$155.4	$-	$155.4	$178.9	$-	$178.9
Cost of goods sold	121.4	-	121.4	145.2	-	145.2
Adjusted gross profit	$34.0	$-	$34.0	$33.7	$-	$33.7

Adjusted gross margin	21.9%		21.9%	18.8%		18.8%

Adjusted operating loss from continuing operations	$(13.0)	$1.2	$(11.8)	$(16.1)	$2.1	$(14.0)

Adjusted income tax provision	$0.1	$-	$0.1	$-	$-	$-

Adjusted loss from continuing operations	$(14.4)	$1.2	$(13.2)	$(16.8)	$2.1	$(14.7)

Adjusted loss per common share from continuing operations - diluted	$(0.35)		$(0.32)	$(0.41)		$(0.36)

Adjusted weighted average shares outstanding - diluted	41.0		41.0	40.8		40.8

* See Table Six

Table Six

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

Operating income (loss) / Adjusted operating income (loss)

	Three Months Ended
	March 31
	2015	2014
Operating loss	$(13.0)	$(16.1)
Restructuring and other:
Restructuring	0.8	0.6
Other	0.4	1.5
Total adjustments	1.2	2.1
Adjusted operating income (loss) - Non-GAAP	$(11.8)	$(14.0)

Effect on diluted EPS:
Loss from operations	$(0.35)	$(0.41)
Restructuring and other:
Restructuring	0.02	0.01
Other	0.01	0.04
Adjusted diluted EPS - Non-GAAP	$(0.32)	$(0.36)

EBITDA:
Operating loss from continuing operations	(13.0)	$(16.1)
Depreciation	2.1	2.3
Amortization	3.3	3.2
EBITDA	$(7.6)	$(10.6)
Restructuring and other	1.2	2.1
Total adjustments	1.2	2.1
Adjusted EBITDA	$(6.4)	$(8.5)

EBITDA is defined as operating income (loss) less depreciation and amortization. Adjusted EBITDA is defined as EBITDA before restructuring and other and inventory write-downs related to restructuring programs included in cost of goods sold.

The Non-GAAP financial measurements (adjusted operating income (loss), adjusted income (loss), adjusted diluted EPS, EBITDA and adjusted EBITDA) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311
srobinson@imation.com